LUTHER KING CAPITAL MANAGEMENT
LKCM FUNDS

CODE OF ETHICS

May 1, 2008

I.	Statement of General Principles

Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) require, among other things, registered investment advisers to adopt, implement, and enforce a written code of ethics.  This Code of Ethics applies to Luther King Capital Management Corporation (“LKCM”) as a registered investment adviser but does not supplant other obligations or prohibitions to which LKCM may be subject under applicable federal securities laws.  This Code of Ethics also applies to the LKCM Funds as a registered investment company under the 1940 Act.

The Code of Ethics is based on the principle that officers, directors and employees of LKCM and the LKCM Funds owe a fiduciary duty to Advisory Clients (as defined below) and shareholders of the Funds (as defined below), respectively, to conduct their personal securities transactions in a manner which does not interfere with Advisory Client or Fund portfolio transactions or otherwise take unfair advantage of their relationship with Advisory Clients or the Funds.  In all cases, the best interests of Advisory Clients and the Funds must come first.  All personal securities transactions must be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest.  Persons covered by the Code of Ethics must adhere to this general principle as well as comply with the specific provisions of the Code of Ethics.  In addition, all officers, directors, and employees of LKCM and the LKCM Funds must comply with applicable federal securities laws.

II.	Definitions

“Access Persons” means, collectively, LKCM Access Persons and Fund Access Persons.

“Advisory Client” means any individual, group of individuals, plan, partnership, trust, company, investment company, or any other person for which LKCM acts as investment adviser or sub-adviser.

“LKCM Access Person” means (1) any director, officer, or partner of LKCM, or (2) any employee or other supervised person of LKCM who has access to nonpublic information regarding the purchase and sale of securities on behalf of Advisory Clients or nonpublic information on the portfolio holdings of any Fund, or (3) any employee or other supervised person of LKCM who has access to nonpublic securities recommendations to any Advisory Client, or who is involved in making any recommendations to Advisory Clients.

“Fund Access Person” means (1) any director, officer, or employee of a Fund or LKCM (or any person in a control relationship to a Fund or LKCM) who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, or whose functions relate to making any recommendations with respect to such purchases or sales and (2) any natural person in a control relationship to the Fund or LKCM who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of securities by the Fund.

“Funds” means the LKCM Funds.

III.	Applicability of Code of Ethics

This Code of Ethics applies to all Access Persons.  The term “Access Persons” includes, without limitation, portfolio managers, analysts and traders of LKCM, as well as other LKCM employees who have access to nonpublic information regarding the securities that LKCM purchases or sells on behalf of Advisory Clients or that a Fund holds in its portfolio.  The Chief Compliance Officer identifies all LKCM employees deemed to be Access Persons and maintains a list of such individuals for documentation purposes.

IV.	Text of Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisers Act

Rule 17j-1 of the 1940 Act can be located at www.law.uc.edu/CCL/InvCoRls/rule17j-1.html, and Rule 204A-1 of the Advisers Act can be located at www.law.uc.edu/CCL/InvAdvRls/rule204A-1.html.  All Access Persons are required to familiarize themselves with these securities laws.

V.	Pre-Clearance of Personal Securities Transactions

LKCM Access Persons are required to obtain pre-clearance for all personal securities transactions.  The term “personal securities transactions” generally includes, without limitation, any purchase or sale of stocks, bonds, notes, debentures, warrants, rights, investment contracts, partnership interests, limited liability company interests, options, exchange-traded funds (whether open-ended or unit investment trust), shares of the Funds, or shares of any other investment company for which LKCM serves as investment adviser.  However, the term “personal securities transactions” does not include the transactions identified in Section IX of this Code of Ethics.

LKCM Access Persons may not engage in a personal securities transaction without complying with all of the requirements below.  Any exceptions to these requirements must be approved in advance by the Chief Compliance Officer in writing.

A.           Publicly-Traded Securities

Prior to executing personal securities transactions involving publicly-traded securities, LKCM Access Persons must submit a Personal Transaction Pre-Clearance Form (in the form attached as Appendix A) to LKCM’s trading desk.  LKCM’s trading desk must review the proposed transaction and determine whether any trades for Advisory Clients involving the security are currently being processed.  This review is designed to ensure that LKCM Access Persons do not benefit from knowledge of, or otherwise interfere with, Advisory Client securities transactions.

If no such trades are being processed for Advisory Clients, LKCM’s trading desk will time-stamp and certify the LKCM Access Person’s form.  The LKCM Access Person must then consummate the transaction prior to the earliest to occur of the following: (1) revocation of the authorization; (2) the LKCM Access Person discovers that the information in the form becomes inaccurate for any reason; or (3) the end of the trading day identified in the form.  Finally, LKCM Access Persons must promptly provide executed pre-clearance forms to the Chief Compliance Officer.

B.           Private Placements and Initial Public Offerings

Prior to executing personal securities transactions involving private placements or initial public offerings, LKCM Access Persons must provide the Chief Compliance Officer with a memorandum or other documentation identifying the material terms of the proposed transaction.  The Chief Compliance Officer will review the memorandum or other documentation and determine whether to grant the LKCM Access Person clearance for the proposed transaction.  LKCM Access Persons may not participate in private placements or initial public offerings without the prior approval of the Chief Compliance Officer.  Furthermore, LKCM Access Persons may not acquire securities which are the subject of an initial public offering within 30 days of the commencement of the offering.

C.           LKCM Funds and Other LKCM-Advised Mutual Funds

Prior to executing personal securities transactions involving the Funds or any other registered investment company for which LKCM serves as investment adviser or sub-adviser, LKCM Access Persons must submit a Personal Transaction (in the form attached as Appendix B) to the Chief Compliance Officer.  The Chief Compliance Officer will review the pre-clearance form and determine whether to grant the LKCM Access Person clearance for the proposed transaction.  If the Chief Compliance Officer approves the transaction, he will certify the LKCM Access Person’s form.  The LKCM Access Person must then consummate the transaction prior to the earliest to occur of the following: (1) revocation of the authorization; (2) the LKCM Access Person discovers that the information in the form becomes inaccurate for any reason; or (3) the end of the trading day identified in the form.

D.           Other Securities

If a LKCM Access Person proposes to execute any personal securities transaction not contemplated above, the LKCM Access Person must first provide the Chief Compliance Officer with a memorandum or other documentation identifying the material terms of the proposed transaction.  The Chief Compliance Officer will review the memorandum or other documentation and determine whether to grant the LKCM Access Person clearance for the proposed transaction.

VI.	Reporting Securities Transactions and Holdings

All Access Persons are required to report their securities transactions and holdings to the Chief Compliance Officer as described below.  The Chief Compliance Officer provides notification to Access Persons of their reporting obligations under the Code.

A.           New Access Persons

Within ten days of becoming an Access Person, such Access Person must submit a Personal Holdings Disclosure Form, attached hereto as Appendix C, to the Chief Compliance Officer.  In this form, an Access Person must disclose all securities in which the Access Person has a direct or indirect beneficial ownership interest, including shares of mutual funds.  The information in this form must be current as of a date not more than 45 days prior to the date the individual became an Access Person.

In addition, new Access Persons must submit an Account Disclosure Form, attached hereto as Appendix D, to the Chief Compliance Officer within ten days of becoming an Access Person.  In this form, an Access Person is required to provide information with respect to all brokerage accounts in which the Access Person has a direct or indirect beneficial ownership interest.

Furthermore, new Access Persons must also submit an Acknowledgement, attached hereto as Appendix E, to the Chief Compliance Officer within ten days of becoming an Access Person, certifying the Access Person’s agreement to abide by this Code of Ethics.

B.           Annual Reporting Requirements

Within 30 days after the end of each calendar year, each Access Person must complete and submit a Personal Holdings Disclosure Form to the Chief Compliance Officer.  The information in this form must be current as of a date no more than 45 days before the form is submitted to the Chief Compliance Officer.

In addition, each Access Person must complete and submit an Annual Certification, attached hereto as Appendix F, to the Chief Compliance Officer within 30 days after the end of each calendar year certifying that the Access Person has complied with the Code of Ethics and the LKCM/LKCM Funds Insider Trading Policy during the previous calendar year.

C.           Quarterly Reporting Requirements

Within 30 days after the end of each calendar quarter, each Access Person must complete and submit an Account Disclosure Form to the Chief Compliance Officer providing information with respect to all brokerage accounts in which the Access Person has a direct or indirect beneficial ownership interest.

In addition, within 30 days after the end of each calendar quarter, each Access Person must complete and submit a Report of Securities Transactions Form, attached hereto as Appendix G, to the Chief Compliance Officer identifying all personal securities transactions executed by the Access Person during the previous calendar quarter.

D.           Broker Confirmations and Account Statements

Access Persons are required to have their brokers supply duplicate copies of their transaction confirmations and brokerage account statements directly to the Chief Compliance Officer.

E.           LKCM Fund Trustees

Trustees of the Funds who are not “interested persons” of the Funds under the 1940 Act are not required to submit the following reports solely by reason of being a Trustee of the Funds:

(a)	initial and annual Personal Holdings Disclosure Forms; and

(b)
quarterly Account Disclosure Forms and Report of Securities Transactions Forms, unless the Trustee knew, or in the ordinary course of fulfilling his or her official duties as Trustee should have known, that during the 15-day period immediately before or after the Trustee’s transaction in a security, a Fund purchased or sold the security, or a Fund or LKCM considered purchasing or selling the security.

VII.	Gifts

LKCM Access Persons are prohibited from accepting gifts of more than a $100 value from any individual doing business with, or on behalf of, Advisory Clients.  Business meals and reasonable entertainment are excluded from this prohibition.

VIII.	Directorships

LKCM Access Persons are prohibited from serving on the boards of directors of any publicly traded company without prior approval by Luther King.  Authorization will be based upon a determination that the board service would be consistent with the best interests of Advisory Clients.  This restriction does not apply to service on the board of any not-for-profit corporation or organization.  LKCM Access Persons must disclose any directorships of private or public companies to the Chief Compliance Officer.

IX.	Exempted Transactions

The following types of securities transactions are specifically exempted from coverage by this Code of Ethics:

(a)	transactions in securities issued by the Government of the United States;

(b)	transactions in shares of open-ended investment companies (other than the Funds and any exchange-traded funds, which are subject to this Code of Ethics);

(c)	transactions involving bank certificates of deposit;

(d)	transactions effected in any account over which the Access Person has no direct influence or control (e.g., blind trust, discretionary account or trust managed by a third party); and

(e)	transactions which are part of an automatic investment plan, including dividend reinvestment programs.

X.	Violations

Access Persons must promptly report any actual or suspected violations of this Code of Ethics to the Chief Compliance Officer.  The Chief Compliance Officer will report any violations of this Code of Ethics to Luther King for his consideration of such sanctions or remedial action, if any, as he deems necessary or appropriate.  These sanctions may include, among other things, a letter of censure, fine, suspension or termination of employment with LKCM or removal of office from the Fund.

In addition, the Chief Compliance Officer will report, at least annually, to the Board of Trustees of the Funds and any other registered investment company for which LKCM serves as investment adviser or sub-adviser information concerning any material violations of this Code of Ethics and any procedures or sanctions imposed in response thereto.

XI.	Amendments

From time to time, this Code of Ethics may be amended or otherwise revised.  In such event, the Chief Compliance Officer will distribute the amended or revised Code of Ethics (or relevant portions thereof) to all Access Persons.  All such individuals will be required to complete and submit an Acknowledgement to the Chief Compliance Officer certifying his or her agreement to abide by such amended or revised Code of Ethics.

XII.	Administration

At least on a quarterly basis, the Chief Compliance Officer or his designee will review reports submitted by Access Persons pursuant to the Code of Ethics, brokerage account statements, transaction confirmations, and other relevant documentation to monitor compliance by Access Persons with the Code of Ethics.